EXHIBIT 23.1


                                   INDEPENDENT
                                AUDITOR'S CONSENT



We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement of Frontline Communications Corporation on this Form S-3 of our report dated February 20, 2003, except for
Note 10, as to which the date is April 3, 2003, on the consolidated financial statements of Frontline Communications Corporation as of December 31, 2002 and for each of the two years in the period then ended appearing in the annual report on Form 10-KSB of Frontline Communications Corporation for the year ended December 31, 2002. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.


/s/ Goldstein Golub Kessler LLP

Goldstein Golub Kessler LLP

New York, New York
November 25, 2003